Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

THOMAS J. CORNEY AND TC FAMILY 2023 LLC,

AS SELLERS,

AND

DDI ACQUISITION LLC,

AS BUYER

Dated as of October 26, 2023

TABLE OF CONTENTS

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ii

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of the 26th day of October 2023, is entered into by and among Thomas J. Corney, an individual residing in the State of Florida (“Corney”), TC Family 2023 LLC, a Nevada limited liability company (the “LLC” and, together with Corney, the “Sellers” and each, individually, a “Seller”), and DDI Acquisition LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Sellers, collectively, own all of the issued and outstanding shares of capital stock (collectively, the “Shares”) of Digital Diagnostics, Inc., a Florida corporation doing business in the States of New Jersey and Florida as “Digital Diagnostics” and “DD Imaging” (the “Company”);

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, on the terms and subject to the conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accreditation Organization” means any accreditation organization responsible for accrediting the Company, or any of their respective services, if any.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means the Escrow Agreement, the Consulting Agreement, the Transition Services Agreement and any other documents, instruments, agreements, certificates or other items being executed and/or delivered in connection with the transactions contemplated hereby.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” means June 30, 2023.

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” has the meaning set forth in Section 3.18(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Cap” has the meaning set forth in Section 7.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CES” means Cardiac Education Solutions, Inc., a New Jersey corporation.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i)(A).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the opening of business on the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals, provided that, for purposes of Section 3.15, Section 3.16, Section 3.18, Section 3.19, Section 3.20, and Section 3.23, references to the “Company” shall be deemed to include Cardiac Education Solutions, Inc., a New Jersey corporation (“CES”).

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Consultant” means TC Family 2023 LLC, a Florida limited liability company.

“Consulting Agreement” means the Consulting Agreement being entered into by and between the Company and Consultant, as the same may be amended, modified, waived and/or restated from time to time.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral.

“Corney” has the meaning set forth in the Preamble.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end (to the extent consistent with GAAP).

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, unpaid Transaction Expenses and the current portion of any unpaid Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end (to the extent consistent with GAAP).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Sellers and Escrow Agent at the Closing.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Indebtedness” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.04(a)(ii).

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Governmental Programs” means all state and federal health care benefit programs (as defined by 42 U.S.C. §1320a-7b(f)), inclusive of any Government Contracts.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Laws” means any applicable Law relating to the regulation of the healthcare industry, or to payment for items or services rendered, provided, dispensed or furnished by healthcare providers or suppliers, including the following: (i) all Laws applicable to any Governmental Program, (ii) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), (iii) the Ethics in Patient Referrals Act (42 U.S.C. §§1395nn), (iv) the civil False Claims Act (31 U.S.C. §§3729 et seq.), (v) the criminal False Claims Act (18 U.S.C. § 287), (vi) the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), (vii) the Civil Monetary Penalties Act (42 U.S.C. §1320a-7a), (viii) the exclusion laws (42 U.S.C. § 1320a-7), (ix) beneficiary inducement (42 U.S.C. § 1320a-7a(a)); (x) the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. § 1320a-7b), (xi) the federal TRICARE statute (10 U.S.C. § 1071 et seq.), (xii) HIPAA, (xiii) the False Statements Relating to Health Care Matters Act, 18 U.S.C. §1035; (xiv) the Health Care Fraud Act, 18 U.S.C. §1347 and other criminal Laws relating to health care fraud and abuse, including 18 U.S.C. Sections 286 and 287 and the health care fraud criminal provisions under HIPAA; and (xv) any federal, state or local Law relating to false claims, anti-kickback, self-referral, fraud and abuse, billing, reimbursement, coding, documentation, collections and submission of claims and copayments, professional fee-splitting, the ownership, management or operation of entities that provide professional healthcare services, prescribing, securing, administering or dispensing of drugs or controlled substances, telehealth, corporate practice of medicine, therapy and any other profession of persons employed by or contracted with the Company, scope of professional practice, staffing and supervision, patient inducement, quality and safety, licensure, certification, accreditation, credentialing and certificates of need for health care professionals and facilities.

“Healthcare Reform Laws” has the meaning set forth in Section 3.18(f).

“Healthcare Permits” has the meaning set forth in Section 3.23(b).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and all regulations promulgated thereunder, as each may be amended from time to time.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f), and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Amount” means $250,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(A).

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of either Seller, Marissa Corney or any director or senior officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule (including securities exchange and accounting rules), code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“LLC” has the meaning set forth in the Recitals.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, punitive or special damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of a Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.13(a).

“Material Suppliers” has the meaning set forth in Section 3.13(b).

“Medical Practice Rules” has the meaning set forth in Section 3.23(g).

“Multiemployer Plan” has the meaning set forth in Section 3.18(c).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means data relating to an identified or identifiable natural Person, including but not limited to information defined as “personal data”, “personally identifiable information”, “protected health information” or “personal information” and subject to Healthcare Laws or other applicable privacy Laws.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on or after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending before and excluding the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.18(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means providing patient telemetry monitoring services to hospitals and nursing homes.

“Restricted Period” has the meaning set forth in Section 5.02(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Seller(s)” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Sellers’ Fundamental Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.10(a), Section 3.16(a), Section 3.20, and Section 3.22.

“Shares” has the meaning set forth in the Recitals.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.02.

“Target Working Capital” means $300,000.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat, unclaimed property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority that levies, assesses, audits, examens, administers, processes, or otherwise addresses Taxes.

“Territory” means the broadest geographical region in which the restrictive covenants contained herein may be enforceable under applicable law.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company or either Seller in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Transition Services Agreement” means that certain Transition Services Agreement being entered into by and among CES and the Company, as the same may be amended, modified, waived and/or restated from time to time.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.19(b).

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02    Purchase Price. The aggregate purchase price for the Shares shall be $11,000,000, subject to adjustment pursuant to Section 2.04 hereof (the “Purchase Price”).

Section 2.03    Transactions to be Effected at the Closing..

(a)    At the Closing, Buyer shall:

(i)    deliver to Sellers the Closing Date Payment less the Indemnification Escrow Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers to Buyer no later than three (3) Business Days prior to the Closing Date;

(ii)    pay, on behalf of the Company or Sellers, the following outstanding amounts (if any):

(A)    Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts designated in writing by Sellers to Buyer; and

(B)    any Transaction Expenses unpaid prior to Closing, by wire transfer of immediately available funds to the accounts and in the amounts designated in writing by Sellers to Buyer;

(iii)    deliver to the Escrow Agent:

(A)    the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to the account designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in ARTICLE VII; and

(B)    the Escrow Agreement;

(iv)    deliver to Sellers the Ancillary Documents, duly executed by the Buyer or, in the case of the Consulting Agreement, the Company; and

(v)    such other documents or instruments as Sellers may reasonably request in order to consummate the transactions contemplated by this Agreement.

(b)    At the Closing, Sellers shall deliver to Buyer:

(i)    stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(ii)    the Ancillary Documents, duly executed by the applicable counterparties thereto;

(iii)    all approvals, consents and waivers that are required to be listed on Section 3.05 of the Disclosure Schedules, duly executed by the appropriate counterparties;

(iv)    resignations of the officers and directors of the Company (solely in their respective capacities as such), duly executed by such officers and directors;

(v)    a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized and each other jurisdiction in which the Company is required to be registered as a foreign corporation;

(vi)    an IRS Form W-9 (or equivalent) for each Seller, duly executed by such Seller; and

(vii)    such other documents or instruments as Buyer may reasonably request in order to consummate the transactions contemplated by this Agreement.

Section 2.04    Adjustment.

(a)    Closing Adjustment.

(i)    The amount payable to Sellers hereunder at the Closing and the Purchase Price shall be adjusted in the following manner:

(A)    either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)    a decrease by the outstanding Indebtedness paid by Buyer as provided in Section 2.03(a)(ii)(A) above, if any; and

(C)    a decrease by the amount of outstanding Transaction Expenses as provided in Section 2.03(a)(ii)(B) above, if any.

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(ii)    At least three (3) Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth their good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), Indebtedness (the “Estimated Indebtedness”) and Transaction Expenses (the “Estimated Transaction Expenses”), which Estimated Closing Statement (A) shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and the calculation of such Estimated Closing Working Capital, and (B) shall be prepared using the same accounting methods, practices, principles, policies and procedures as used in the preparation of the Annual Financial Statements.

(b)    Post-Closing Adjustment.

(i)    Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital, Indebtedness and Transaction Expenses (the “Closing Statement”), which Closing Statement (A) shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Closing Working Capital and (B) shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures as used in the preparation of the Annual Financial Statements, provided, that if such Financial Statements deviate from GAAP, GAAP shall control.

(ii)    The post-closing adjustment shall be an amount equal to: (1) the Closing Working Capital minus the Estimated Closing Working Capital, minus (2) the Indebtedness minus the Indebtedness not paid by Buyer as provided in Section 2.03(a)(ii)(A) above, if any, and minus (3) the Transaction Expenses minus the Transaction Expenses not paid by Buyer as provided in Section 2.03(a)(ii)(B) above, if any (the “Post-Closing Adjustment”), and the amount of such Post-Closing Adjustment: (x) if a positive value, shall be payable hereunder to Sellers by Buyer and (y) if a negative value, shall be payable hereunder to Buyer by Sellers.

(c)    Examination and Review.

(i)    Examination. After receipt of the Closing Statement, Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Sellers and Sellers’ Representatives shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Representatives to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession or control) relating to the Closing Statement as Sellers may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)    Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding on the parties.

(iii)    Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally or regionally recognized firm of independent certified public accountants that is mutually agreeable to Buyer and Sellers (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and/or the Closing Statement, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties with respect to Disputed Amounts and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, as applicable.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto absent manifest computational error.

(d)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment due to Buyer or Sellers in accordance with the foregoing shall (i) be due (A) within five (5) Business Days of acceptance of the applicable Closing Statement or (B) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.04(c) above, and (ii) be paid by wire transfer of immediately available funds to such account or accounts as is directed by the recipient party or parties hereto, as the case may be.

(e)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05    Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares contemplated hereby (the “Closing”) shall take place simultaneously with the execution hereof remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be effective as of 12:01 a.m. on the Closing Date or at such other time as Sellers and Buyer may mutually agree in writing.

Section 2.06    Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01    Organization and Authority of Sellers. Each Seller that is not an individual is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Ancillary Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such non-individual Seller. This Agreement and each Ancillary Document to which such Seller is a party has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by and enforceability against, Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with their respective terms.

Section 3.02    Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

Section 3.03    Capitalization.

(a)    The authorized capital stock of the Company consists of one hundred (100) shares of common stock, no par value per share, of which sixty (60) shares have been designated as Class A Voting Common Stock and forty (40) shares have been designated as Class B Non-Voting Common Stock. Of the authorized shares of capital stock: (i) sixty (60) shares, all of which are designated as Class A Voting Common Stock, are issued and outstanding and are held, beneficially and of record, by Corney; and (ii) forty (40) shares, all which are designated as Class B Non-Voting Common Stock, are issued and outstanding and are held, beneficially and of record, by the Trust. The Shares constitute all of the issued and outstanding shares of capital stock of the Company. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances other than Encumbrances resulting from acts or omissions of Buyer.

(b)    All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which a Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating a Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04    No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05    No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller (where applicable) or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent or approval of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which a Seller or the Company is a party or bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to a Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06    Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2020, 2021 and 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flows for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2023 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six (6) month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) are attached to Section 3.06 of the Disclosure Schedules. Except as set forth on Section 3.06 of the Disclosure Schedules, the Financial Statements have been prepared on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (none of which will be, individually or in the aggregate, material). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates thereof and the results of the operations of the Company for the periods indicated.

Section 3.07    Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute, fixed or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those reflected in the Estimated Closing Working Capital, (c) Indebtedness to be paid by after giving effect to the payment of Indebtedness by Sellers as provided in Section 2.03(a)(ii)(A), and (d) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the Company has been operating in the ordinary course of business consistent with past practice and there has not been, with respect to the Company, any change, event, condition, or development that has, or could reasonably be expected to have, a Material Adverse Effect. Without limitation of the foregoing, and except as set forth on Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any, and the Company has not (where applicable): (a)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant; (b) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business; (c) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral; (d) made, changed or revoked any election with respect to Taxes; (e) sought to change or changed any Tax accounting period; (f) filed any amendment to any Tax Return; (g) surrendered or compromised any right to claim a refund of Taxes; (h) prepared or filed any Tax Return in a manner which is inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Returns unless a different treatment of any item is required by applicable Tax Law; or (i) incurred any liability for Taxes other than in the ordinary course of business and in compliance with applicable Law (including Tax Laws).

Section 3.09    Material Contracts.

(a)    Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or required to be listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements, being “Material Contracts”):

(i)    each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(vii)    except for Contracts relating to trade payables incurred in the ordinary course of business consistent with past practice, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)    all Contracts with any Governmental Authority to which the Company is a party;

(ix)    all Contracts that limit or restrict, or that purport to limit or restrict, the ability of the Company (1) to compete in any line of business or with any Person or in any geographic area or during any period of time or (2) to hire or engage, or to solicit for hire or engagement, any Person (whether as an employee or independent contractor);

(x)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)    all Contracts between or among the Company on the one hand and a Seller or any Affiliate of a Seller (other than the Company) on the other hand;

(xii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)    Each Material Contract is valid and binding on the Company and, to Sellers’ Knowledge, each other party thereto in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party to any Material Contract is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10    Title to Assets; Real Property.

(a)    The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)    liens for Taxes not yet due and payable;

(ii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(iv)    with respect to leased Real Property, liens arising under the relevant lease(s) or permitted thereunder.

(b)    Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company does not now, nor has it ever, owned any Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11    Condition and Sufficiency of Assets. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted and as currently proposed to be conducted.

Section 3.12    Intellectual Property; Data Security and Privacy.

(a)    Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company; (iv) all domain names and social media account of the Company; and (v) a complete list of all Company IP Agreements: (1) under which the Company is a licensor or otherwise grants to any Person any right, title or interest relating to any Company Intellectual Property; or (2) under which the Company is a licensee or otherwise granted any right, title or interest relating to the Intellectual Property of any Person, except for licenses offered under commercial off-the-shelf terms. Sellers have provided Buyer with true and complete copies of all Company IP Agreements. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under any Company IP Agreement. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Intellectual Property.

(b)    Except as may be otherwise set forth in Section 3.12(b) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(c)    To the Knowledge of Sellers, all of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of any Trade Secrets included in the Company Intellectual Property. To the Knowledge of Sellers, there are no Actions settled, pending, or threatened: (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action.

(d)    Except as may be otherwise set forth in Section 3.12(a) of the Disclosure Schedules, to the Knowledge of Sellers, all Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past three (3) years there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements. To the Knowledge of Sellers, there are no unremediated vulnerabilities of a Critical or High CVE designation in any Company IT Systems. The Company has all necessary rights to use the Company IT Systems and has materially complied with the terms and conditions applicable to such Company IT Systems.

(e)    The Company has complied with all Healthcare Laws and other applicable Laws, Company policies and contractual obligations concerning the collection, use, processing, storage, transfer, and security of Personal Data in the conduct of the Company’s business. In the past three (3) years, to the Knowledge of Sellers, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Data in its possession or control, (ii) been required to give notice to any Person of any security incident or noncompliance involving Personal Data pursuant to any Healthcare Laws, other applicable Laws or contractual commitments, or (iii) been subject to any notice of audit, investigation, complaint or other Action by any Governmental Authority or Person in regard to an actual, alleged or suspected violation of any Healthcare Laws or other applicable Law or contractual obligation concerning privacy, data security, or data breach notification, and to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.13    Customers and Suppliers.

(a)    Section 3.13(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.13(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)    Section 3.13(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.13(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.14    Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by a Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. No Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid in full prior to Closing in accordance with the payment terms of each Insurance Policy or are (or will be) reflected in the Estimated Closing Working Capital Statement. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.15    Legal Proceedings; Governmental Orders.

(a)    There are no Actions pending, threatened in writing or, to Sellers’ Knowledge, otherwise threatened (i) against or by the Company affecting any of its properties or assets (or by or against a Seller or any Affiliate thereof and relating to the Company), or (b) against or by the Company, a Seller or any Affiliate of a Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.16    Compliance With Laws; Permits.

(a)    The Company has at all times complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)    All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.16(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit required to be set forth in Section 3.16(b) of the Disclosure Schedules.

Section 3.17    Environmental Matters.

(a)    The Company has at all times complied, and is now complying, with all Environmental Laws. Neither the Company nor any Seller has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(b)    There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any Real Property currently or formerly owned, leased, or used by the Company. There are no Hazardous Substances in, on, about, or migrating to any Real Property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

Section 3.18    Employee Benefit Matters.

(a)    Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.18(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)    With respect to each Benefit Plan, except as set forth in Section 3.18(b) of the Disclosure Schedules, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including, without limitation, ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five (5) year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d)    No Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has ever sponsored maintained or contributed to or has any liability in respect of, any pension plan which is subject to minimum funding requirements or Title IV of ERISA, including any multiple employer plan, or that is or was a multiemployer plan within the meaning of Section 3(37) of ERISA. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e)    Neither the Company nor any of its ERISA Affiliates: (i) has incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) has failed to timely pay premiums for benefits under, or make contributions to any trust established under, any Benefit Plan; (iii) has withdrawn from any Benefit Plan; (iv) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) has incurred taxes under Section 4971 of the Code with respect to any Benefit Plan; or (vi) has participated in a multiple employer welfare arrangements (MEWA).

(f)     If a Benefit Plan is a “group health plan” as defined in Section 733(a)(1) of ERISA, it is in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Healthcare and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all regulations and guidance issued thereunder (collectively, “Healthcare Reform Laws”). No event has occurred, and no condition or circumstances exist, in each case at a Company that could reasonably be expected to subject the Company or any ERISA Affiliate or any Benefit Plan to penalties or excise Taxes under Section 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws, or that could reasonably be expected to subject Purchaser to penalties or excise Taxes under Section 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws with respect to any Benefit Plan.

(g)    Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)    Except as set forth in Section 3.18(h) of the Disclosure Schedules, and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(i)    There is no pending, threatened in writing or, to Sellers’ Knowledge, otherwise threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(j)    There has been no amendment to, announcement by any Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(k)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code.

(l)    Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(m)    Except as set forth in Section 3.18(m) of the Disclosure Schedules, neither the execution of this Agreement or any of the Ancillary Documents nor the consummation of any of the transactions contemplated hereby or thereby will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan. Neither the execution of this Agreement or any of the Ancillary Documents nor the consummation of any of the transactions contemplated hereby or thereby will (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.19    Employment Matters.

(a)    Section 3.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or contractual consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the the Estimated Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)    Except as set forth in Section 3.19(b) of the Disclosure Schedules, the Company is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)    The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, threatened in writing, or to the Sellers’ Knowledge, otherwise threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 3.20    Taxes. Except as set forth in Section 3.20 of the Disclosure Schedules:

(a)    All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company or for which it could be liable (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, complied with all information reporting and backup withholding provisions of applicable Law, and all such Taxes have been duly and timely paid to the proper Taxing Authority.

(c)    All Taxes required to have been collected and paid on the sale of taxable products or taxable services by the Company (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or with respect to sales exempt from the requirement to collect and pay such Taxes, all sales tax exemption certificates or other proof of the exempt nature of sales of such products or services have been properly collected and, to the extent required, submitted to the appropriate Governmental Authorities.

(d)    No claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(f)    The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g)    Section 3.20(g) of the Disclosure Schedules sets forth:

(i)    those years for which examinations by the Taxing Authorities, if any, have been completed; and

(ii)    those taxable years for which examinations by Taxing Authorities are presently being conducted, if any.

(h)    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully paid.

(i)    The Company is not a party to any Action by any Taxing Authority. There are no pending or threatened Actions by any Taxing Authority with respect to the Company.

(j)    Seller has made available to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after January 1, 2018.

(k)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Company or the assets of the Company.

(l)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(m)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company.

(n)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o)    The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    a prepaid amount received or unearned revenue accrued on or before the Closing Date;

(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law;

(v)    any election under Section 108(i) of the Code;

(vi)    all Taxes required to have been collected and paid on the sale of taxable products or taxable services by the Company (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or with respect to sales exempt from the requirement to collect and pay such Taxes, all sales tax exemption certificates or other proof of the exempt nature of sales of such products or services have been properly collected and, to the extent required, submitted to the appropriate Governmental Authorities; or

(vii)    the application of Section 965 of the Code.

(p)    Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)    The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)    The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(s)    The Company has been at all times a resident for Tax purposes only in the United States of America. The Company has not had a permanent establishment (as defined in any applicable U.S. federal Tax treaty or convention) or other place of business in any country other than the United States of America.

(t)    Except as set forth in Section 3.20(t) of the Disclosure Schedules, no power of attorney is currently in effect with respect to any Taxes of or relating to the Company.

(u)    For all applicable Tax purposes and during all relevant times, the Company has properly treated as an employee each Person required to be treated as an employee of the Company.

(v)    The Company has not extended, deferred or delayed the payment of any Taxes that otherwise would have been required to be paid or remitted to the applicable Taxing Authority or withheld prior to the Closing by the Company under the CARES Act, except with respect to Taxes the Liability for which has been satisfied in full.

(w)    Section 3.20(w) of the Disclosure Schedules sets forth (i) each state and local jurisdiction in which the Company is or has been subject to Taxes, and each type of Tax payable in such jurisdiction during the three (3) most recent taxable years and (ii) each state and local jurisdiction for which there is a pending or ongoing voluntary disclosure proceeding relating to Taxes of or with respect to the Company that has not been fully resolved or settled.

(x)    Section 3.20(x) of the Disclosure Schedules sets forth all Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements, arrangements or orders with or granted by any Taxing Authority applicable to the Company. The Company has made available to Buyer all documents relating to such Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements. The Company is in compliance with the requirements for any such Tax exemption, Tax holiday, Tax concession or other Tax reduction agreement or arrangement.

(y)    The Company is, and has been since the date of its formation, properly classified for U.S. federal, and all applicable state and local, Tax purposes as a corporation within the meaning of Treasury Regulations Section 301.7701-2(b)(1) (or any similar provision of state or local Tax Law).

(z)    No asset owned or held by the Company is an equity interest in any Person for Tax purposes, and there are no other arrangements or Contracts to which the Company is a party that could properly be treated as a partnership for U.S. federal, state or local Tax purposes.

(aa)    All related party transactions involving the Company are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any comparable, analogous or similar provision of state, local or non-U.S. Law.  The Company has maintained in all respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder (or any comparable, analogous or similar provision of state, local or non-U.S. Law).

(bb)    The Company has not claimed any employee retention credits under the CARES Act.

Section 3.21    Books and Records. The minute books, stock record books and employee files and records of the Company have been made available to Buyer. At the Closing, all of those books, files and records will be in the possession of the Company.

Section 3.22    Brokers. Except for Everingham & Kerr, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company or either Seller.

Section 3.23    Healthcare Regulatory Matters.

(a)    Except as set forth on Section 3.23(a) of the Disclosure Schedules, the Company is and has been in compliance in all respects with all Healthcare Laws in connection with the conduct, ownership, use, occupancy or operation of the Business, and the Company has not received any written (or, to the Company’s Knowledge, other) notice during the past six (6) years of any actual or alleged violation of any Healthcare Law. The Company has not been subject to any adverse inspection, finding, penalty assessment or other investigation or non-routine audit by any Governmental Authority that has not been fully and finally resolved.

(b)    The Company has obtained and currently holds, and at all times has held, in good standing all appropriate Permits required by any Governmental Authority or under any Healthcare Laws for the operation of the Business in all relevant jurisdictions (“Healthcare Permits”). All Healthcare Permits (i) are valid and in full force and effect, (ii) have not been reversed, stayed, set aside, annulled, or suspended, and are not subject to any investigation by a Governmental Authority or Accreditation Organization to revoke, stay, set aside, annul or suspend any such Permits and (iii) are not subject to any adverse conditions or requirements that are not generally imposed on the holders thereof. The Company has at all times been and is in compliance with the terms of each Healthcare Permit. All applications required to have been filed for the renewal of such Healthcare Permits have been duly filed with the appropriate Governmental Authority or Accreditation Organization, and all other filings required to have been made with respect to such Healthcare Permits or otherwise in accordance with any Healthcare Law have been duly made on a timely basis with the appropriate Governmental Authority or Accreditation Organization. A complete and accurate list of such Healthcare Permits is set forth on Section 3.23(b) of the Disclosure Schedules.

(c)    The Company has not submitted, or caused to be submitted, any claim for payment to any Government Healthcare Program or third-party payor.

(d)    The Company has not made a voluntary self-disclosure of any possible violation of any Healthcare Law under a federal or state voluntary self-disclosure program.

(e)    The Company has not engaged in or authorized any activities that constitute the commission of fraud under applicable Healthcare Laws.

(f)    Neither the Company, nor any of their respective directors, officers, employees, or agents has offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law, or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Healthcare Law. The Company and its officers, directors, managers, employees and agents have complied in all respects with all other applicable Healthcare Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, customer, payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business or to whom such Person refers, recommends or arranges for the referral of patients or other health care business.

(g)    The legal and financial relationships of the Company do not violate, and have not violated, any applicable Healthcare Laws in any respect, including those regarding: (i) the organization or ownership of Persons that employ or otherwise engage physicians and other healthcare professionals to provide professional services, including with respect to licensure and active practice requirements; (ii) the manner in which physicians and other healthcare professionals may split or share with non-physicians fees generated from the provision of professional services; (iii) the unauthorized or unlicensed practice of medicine; and (iv) the enforcement of non-competition covenants entered into by physicians and other healthcare professionals (collectively, the “Medical Practice Rules”). There is and during the past five (5) years there have been no pending, or to the Knowledge of Sellers, threatened, Proceeding alleging that the legal and financial relationships of the Company, violates the Medical Practice Rules.

(h)    All Contracts with the Company’s referral sources, including the terms, methodology, amount and payment of any compensation, benefits or other remuneration provided, paid or made available to (directly or indirectly), is and has been in compliance with all applicable Healthcare Laws.

(i)    Except as set forth on Section 3.23(i) of the Disclosure Schedules, the Company’s marketing and advertising materials are, and have been, truthful, accurate, and in compliance with all applicable Healthcare Laws.

(j)    To the Sellers’ Knowledge, no person has commenced or threatened against the Company any Proceeding relating to any Healthcare Law under any federal or state whistleblower statute, including under the False Claims Act (31 U.S.C. § 3729 et seq.).

(k)    Neither the Company, nor any Company officer, director, employee, nor, to the Sellers’ Knowledge, agent of the Company, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Healthcare Laws.

(l)    To the extent the Company is a “Covered Entity” or “Business Associate” as such terms are defined under HIPAA, and collected, stored or otherwise processed “Personal Health Information” as that term is defined under HIPAA, the Company has taken appropriate measures to protect the privacy and security of, and to maintain in confidence, the Personal Health Information collected by, or on behalf of, the Company in compliance with HIPAA and other applicable Laws.

Section 3.24    Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01    Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full organizational power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of Buyer. This Agreement and each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers, to the extent parties thereto) this Agreement and each such Ancillary Documents constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent or approval of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05    Legal Proceedings. There are no Actions pending, threatened in writing or, to Buyer’s knowledge, otherwise threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V
COVENANTS

Section 5.01    Confidentiality. From and after the Closing, Sellers shall, and shall cause their respective Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all confidential, proprietary or non-public information of or concerning the Company, whether written or oral (“Confidential Information”), except to the extent that Sellers can show that such information: (a) has become generally available to and known by the public through no fault of any Seller, any of their Affiliates or their respective Representatives; or (b) has been lawfully acquired by any Seller, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information.

Section 5.02    Non-Competition; Non-Solicitation.

(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Sellers, collectively, may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange or over-the-counter market if Sellers are not (individually or in the aggregate) a controlling Person of, or a member of a group which controls, such Person and do not, directly or indirectly, own ten percent (10%) or more of any class of securities of such Person.

(b)    During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)    During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)    Sellers acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Sellers acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03    Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:

(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)    upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, Sellers shall:

(i)    retain the books and records (including personnel files) of Sellers which relate to the Company and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)    Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.03 where such access would violate any Law.

Section 5.04    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.05    Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
TAX MATTERS

Section 6.01    Tax Covenants.

(a)    Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election or otherwise change its accounting periods, methods, principles or practices, amend any Tax Return or take any position on any Tax Return, settle or compromise any Tax claim or assessment relating to the Company, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of any Seller, the Company, any of their or its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If any Seller objects to any item on any such Tax Return, Sellers shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that Sellers so object, specifying with particularity any such item and stating the specific factual and legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer. Sellers shall bear and be responsible for all Pre-Closing Taxes of the Company and for all Taxes imposed on Sellers as a result of the sale of the Shares under this Agreement.

Section 6.02    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes (and borne by Sellers) for purposes of this Agreement shall be:

(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the day before the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the day before the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03    Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them may reasonably request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

ARTICLE VII
INDEMNIFICATION

Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.10(a), Section 3.16(a), Section 3.20, Section 3.22, Section 4.01 and Section 4.04 shall survive for the longest applicable statute of limitations (including tolling and extensions thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02    Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VII, Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement;

(c)    any Transaction Expenses or Indebtedness of the Company to the extent not taken into account in the final determination of the Purchase Price pursuant to pursuant to Section 2.04;

(d)    (i) any Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods to the extent not taken into account in the final determination of the Purchase Price pursuant to pursuant to Section 2.04 (it being understood that any payment by the Company or Buyer or any of their Affiliates after the Closing Date in respect of such Taxes (only) shall constitute an indemnifiable Loss hereunder), and (ii) any Taxes imposed on the Company of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; or

(e)    any Qualified Benefit Plan failing to meet the requirements of ERISA, the Code or its plan documentation.

Section 7.03    Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)    any Taxes imposed on a Seller (i) as a result of the business or operations of the Company for any Post-Closing Tax Period and (ii) not based upon, arising out of, with respect to, by reason of or relating to any fact, event or circumstance constituting a breach or inaccuracy in any of the representations, warranties, covenants or agreements of the Sellers (or either of them) contained herein.

Section 7.04    Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)    Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $55,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 7.02(a) shall not exceed $1,100,000 (the “Cap”).

(b)    Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.03(a) shall not exceed the Purchase Price.

(c)    Notwithstanding the foregoing, (i) the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.10(a), Section 3.16(a), Section 3.20, Section 3.22, Section 4.01 and Section 4.04 or (“Excepted Claims”), and (ii) the aggregate amount of all Losses for which Sellers or Buyer, as applicable, shall be liable in respect of Excepted Claims (when added together with all other claims under Section 7.02 or Section 7.03, as applicable) shall not exceed the Purchase Price.

(d)    Notwithstanding the foregoing, the limitations set forth in Section 7.04(a), Section 7.04(b), and Section 7.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any fraud or criminal activity.

(e)    For purposes of this ARTICLE VII, determinations of the amount of Losses incurred as a result of any inaccuracy in or breach of any representation or warranty shall be made without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty (but, for the avoidance of doubt, determinations of the fact of any such inaccuracy or breach (actual or alleged) shall be made after giving effect to such qualifications).

(f)    Notwithstanding the foregoing provisions of this Section 7.04, Sellers shall not be liable to the Buyer Indemnitees with respect to any Losses to the extent (but only to the extent) such Losses have been taken into account in the final determination of the Purchase Price pursuant to Section 2.04.

Section 7.05    Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (ii) seeks an injunction or other equitable relief against the Indemnified Party, (iii) involves aggregate Losses that could reasonably be expected to exceed the balance of the Indemnity Escrow Fund, or (iv) involves allegations of fraud, criminal conduct or other similar allegations of wrongdoing. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification hereunder for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06    Payments; Indemnification Escrow Fund.

(a)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from such 15th day to and including the date such payment has been made at a rate per annum equal to twelve percent (12%) per annum. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed.

(b)    Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VII as a result of a breach of any representation or warranty (other than any of the Sellers’ Fundamental Representations) shall be satisfied: (i) first, from the Indemnification Escrow Fund; and (ii) second, to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Sellers jointly and severally.

Section 7.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.09    Exclusive Remedies. Subject to Section 2.04(c), Section 5.02, Section 6.01(b) and Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by facsimile or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	c/o Thomas Corney 572 Yawl Lane Longboat Key, Florida 34228

with a copy to:	Sichenzia Ross Ference Carmel LLP 55 W. 39th Street, 4th Floor New York, New York 10018 Attention: Nicholas R. Caputo, Esq. E-mail: ncaputo@srfc.law

If to Buyer:	DDI Acquisition LLC c/o Kingsway Search Xcelerator Inc. 10 South Riverside Plaza, Suite 1520 Chicago, Illinois 60606 Attention: Mr. Kent A. Hansen, CFO E-mail: khansen@kingsway-financial.com

with a copy to:	Holland & Knight LLP 150 North Riverside Plaza, Suite 2700 Chicago, Illinois 60606 Attention: Paul R. Hogan E-mail: Paul.Hogan@hklaw.com

Section 8.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The phrases “provided to Buyer” or “made available to Buyer” or words of similar import, include having made the referenced materials continuously available to Buyer and its Representatives in the online data room organized by or for the benefit of Sellers in connection with the transactions contemplated hereby for a period commencing no later than five (5) Business Days prior to the Closing.

Section 8.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement as collateral to secure any debt financing of Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08    No Third-party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule thereof that would apply the laws of any other jurisdiction.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW JERSEY OR THE COURTS OF THE STATE OF NEW JERSEY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(C).

Section 8.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“BUYER” DDI ACQUISITION, LLC

By:

Printed:	John T. Fitzgerald

Title:	President

“SELLERS”
Thomas J. Corney

TC FAMILY 2023 LLC

By;

Printed:	Thomas J. Corney

Title:	General Manager

[Signature Page to Stock Purchase Agreement]